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ARTICLE II                                                Exhibit 3(b)
Paragraph 7


"There shall be a Compensation Committee, an Audit Review Committee, a Committee on Environment and Health, and a Nominating and Governance Committee. The Compensation Committee may determine to retain an independent compensation consultant to assist it in carrying out its duties. Each of these committees shall consist of not less than three members of the Board of Directors, at least three of whom, on the date of their appointment to the committee, are Independent Directors. All members of the Compensation Committee and the Nominating and Governance Committee must, on the date of their appointment to said committee, be Independent Directors. With respect to each such committee, the Board of Directors shall, by one or more resolutions adopted by a majority of the whole Board, determine the duties and responsibilities, determine the number of members, appoint the members and the committee chair and fill each vacancy occurring in the membership."


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